Exhibit 10.15



                                SEVERANCE AGREEMENT


         This is a Severance Agreement ("the Agreement") by and between American Bank ("the Bank"), and Gerald L. Anthony ("Anthony").

         WHEREAS, Anthony was employed by American Bank as its President and Chief Executive Officer, starting work on the Bank's behalf prior to issuance of its Charter, and most recently working for the Bank pursuant to an Employment Agreement dated December 1, 1995; and

         WHEREAS, Anthony is presently employed by American Bancshares, Inc. ("ABI") as its President and Chief Executive Officer, by Freedom Finance Company as its President, and by ABI Capital Trust as its Administrator; and

         WHEREAS, Anthony is presently serving on the Board of Directors of the Bank, ABI, and Freedom Finance Company; and

         WHEREAS, the Bank, ABI, and Freedom Finance Company wish to sever their relationship with Anthony, and Anthony wishes to sever his relationship with the Bank, ABI and Freedom Finance Company; and

         WHEREAS, at a meeting on April 16, 1999, the parties negotiated the terms of Anthony's separation from the Bank, and signed a term sheet indicating those terms; and

         WHEREAS, the Bank and Anthony have agreed to enter into this Agreement to effect his severance as agreed during their meeting on April 16th, and to describe with more formality the terms of his separation;

         NOW THEREFORE, the Bank and Anthony, in consideration of the mutual promises made in this Agreement, agree as follows:

         1. Termination of Anthony Employment Relationships. Any employment relationship between Anthony and the Bank, between Anthony and ABI, between Anthony and Freedom Finance Company, and between Anthony and ABI Capital Trust, will be permanently and irrevocably terminated effective April 30, 1999. Anthony shall receive all compensation due him as an employee of these entities through April 30, 1999. Anthony will resign his employment from these entities through execution of the letter of resignation attached as Exhibit "A" to this Agreement.

         2. Termination of Anthony Directorships. Anthony's membership on the Board of Directors of the Bank, ABI, and Freedom Finance Company, will be permanently and irrevocably terminated effective April 30, 1999. Anthony shall receive all compensation due him for service on the Boards of these entities through April 30, 1999. Anthony will resign his memberships on these Boards through execution of the letter of resignation attached as Exhibit "A" to this Agreement.

         3. Severance Pay. The Bank shall pay Anthony severance pay in the amount of ONE HUNDRED NINETY THOUSAND DOLLARS ($190,000.00), less all payroll taxes required to be withheld by law. The Bank shall pay FICA tax on this severance pay as required by law. This payment shall be made either in a lump sum, or in equal installments over twelve (12) months, at Anthony's choice.

         4. Modification of Anthony's Post Termination Covenants in his Employment Agreement of December 1, 1995. There are certain post termination covenants in Anthony's Employment Agreement of December 1, 1995. The covenant not to compete is modified to the extent that the parties agree that it will be applicable for a six month period of time, beginning in April, 1999 (in other words, the covenant not to compete shall apply, in full force and effect, during the months of May, June, July, August, September and October, 1999, expiring on October 31, 1999).

         5. Acknowledgements Relating to Return of Bank Property. The Bank and Anthony both acknowledge that on April 19, 1999, Anthony returned his Bank-owned car to the Bank. The Bank and Anthony both acknowledge that on April 19, 1999, the Bank obtained from David Wilcox, Anthony's attorney, certain Bank property entrusted to Wilcox by Anthony, including but not limited to Anthony's Bank keys and his Bank credit card(s).

         6. Anthony's Limited Release. Anthony, in consideration of the payments to him required by this Agreement, and in consideration of the other promises of the Bank set forth herein, on his own behalf, and on behalf of his relatives and heirs, executors, administrators and assigns, irrevocably and unconditionally releases, waives and forever discharges the Bank, ABI, Freedom Finance Company, and ABI Capital Trust, and any other related or affiliated corporations, and all of their predecessors, successors and assigns, and all agents, directors, officers, employees, representatives, insurance carriers, and attorneys, and all legal and natural persons acting by, through, under or in concert with any of them (collectively "Releasees"), of all claims relating to or arising from his employment contracts with the Bank, specifically including his employment contract dated December 1, 1995, and all claims relating to or arising from any Bank policies providing severance pay benefits, and all other claims of any kind for severance pay from the Bank, ABI, Freedom Finance Company, or ABI Captial Trust. Anthony further acknowledges that the compensation and benefits referenced in this Agreement shall be all of the compensation and benefits to which he is entitled from the Bank, with the sole exception of compensation for any claims for insurance benefits made prior to April 30, 1999; provided, however, that nothing herein is intended to effect in any way Anthony's right to stock options provided by prior contracts, or his right to any monies in his 401(k) account at the Bank, or his ownership interests in any American Bancshares, Inc. stock, nor is anything in this Agreement intended to effect Anthony's right to exercise, at his own expense, his COBRA rights, or any other insurance conversion privileges provided by law, or by the insurance policies themselves.

         7. Mutual Non-Disparagement Commitment. Both the Bank and Anthony desire that his separation be amicable in nature. To effect that intent, they mutually commit not to disparage each other. More specifically, the Bank's officers and directors will not disparage Anthony, or any bank that he forms in the future, to third parties, and Anthony will not disparage the Bank, or its officers and directors, to third parties. Anthony and the Bank will approach this obligation in good faith, and have agreed that liquidated damages are unnecessary to enforce their mutual non-disparagement commitment. Although neither of the parties anticipates any future conduct violative of this provision, they agree that if anything is said by one party that the other party believes is a violation of this non-disparagement commitment, the offended party, through counsel, will contact counsel for the other party, calling the alleged disparaging remark to the attention of that party. In the event of a violation of the non-disparagement commitment, appropriate corrective action will be taken to eliminate, to the extent possible, repeat violations of the commitment. If repeated violations occur, and/or appropriate corrective action is not taken, or proves ineffective, a civil action may be brought to recover any actual damages caused by breach.
         8. Complete Agreement, Except as Provided. This Agreement contains the entire agreement between the Bank and Anthony relating to his separation from the Bank, and his separation from those entities related to or affiliated with the Bank, with the exception of the post termination covenants set forth in the employment agreement of December 1, 1995, which, as modified herein, shall remain in full force and effect. Thus this Agreement supercedes the term sheet for this Agreement signed by counsel for the parties on April 16, 1996, and any other oral or written understandings or agreements relating to Anthony's separation.

         9. Governing Law. This Agreement shall be governed by the law of the State of Florida.

GERALD L. ANTHONY                           AMERICAN BANK



By:      /s/Gerald L. Anthony                      By:      /s/ J. Gary Russ


Date:    April 28, 1999                            Date:    April 29, 1999
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